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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

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
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[ ]      Definitive Proxy Statement
[x]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to [ss] 240.14a-11(c) or [ss] 240.14a-12

                    meVC Draper Fisher Jurvetson Fund I, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Millenco, L.P.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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


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                                 MILLENCO, L.P.

     666 FIFTH AVENUE                                  TELEPHONE  212.841.4100
 NEW YORK, NY  10103-0899                                TELEFAX 212.841.4141


January 31, 2003


Dear Fellow MVC Shareholder,

Millenco L.P. is the largest shareholder of meVC ("MVC" or the "Fund") and is seeking your support for the election to the MVC board of our seven nominees--individuals unanimously dedicated to achieving superior long-term returns.

The enclosed proxy statement contains important information about our candidates and their qualifications. It is an outstanding group which includes a former SEC branch chief, a seasoned venture capitalist, a retired partner of an esteemed international law firm, a veteran of crisis management and corporate restructuring, and representatives of Millenco and Karpus Asset Management, shareholders who between them have invested over $16 million in MVC, representing nearly 11% of the Fund's outstanding shares.

    WE URGE YOU TO CONSIDER THE ENCLOSED PROXY STATEMENT CAREFULLY, AND THEN
           SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.

Ten months ago, on March 27, 2002 the shareholders of MVC overwhelmingly voted to reject the continuation of the investment advisory relationship between Chief Executive Officer John Grillos and the Fund. But our vote was ignored, and Mr. Grillos and other members of the former investment advisor remain in charge. In response, Millenco took its grievances to the courtroom, culminating in a judgment by the Delaware Chancery Court on December 19, 2002. THE COURT HELD THAT THE ENTIRE BOARD OF DIRECTORS OF MVC HAD VIOLATED ITS FIDUCIARY DUTIES TO MVC SHAREHOLDERS, AND ORDERED THIS ELECTION, WHICH WILL BE HELD ON FEBRUARY 28, 2003.

                              THE DECISION IS YOURS

You, the shareholders, now have the opportunity to decide the future of MVC. Over the past ten months Mr. Grillos and the Board of MVC have written to you, and Millenco has written to you as well. Your decision should not be a difficult one. The Fund was launched at $20 per share and recently traded below $8 per share, a 60% fall that destroyed nearly $200 million in shareholder value. Management, since inception, has burned through nearly $36 million of your money in fees and expenses. The Chairman and CEO breached his fiduciary duty to shareholders. After the Court announced its decision, the entire board of directors except for the CEO resigned. Now this same CEO and a new slate of directors, who are wholly unfamiliar with MVC, ask for your support.


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From our perspective, we cannot imagine why any shareholder would vote in favor of current management.

However, we recognize that some of you may be asking, "who should I believe?" and "how should I decide?" If you are such a shareholder, allow me to outline again the main reasons you should vote in support of Millenco's nominees. I believe there are three main points: MVC's abysmal investment performance, MVC's deplorable corporate governance, and Millenco's superior plan for long term growth.

                      MVC'S ABYSMAL INVESTMENT PERFORMANCE

In MVC's October 31, 2000 Annual Report, covering the first six months of the Fund's existence, Chairman and CEO John Grillos wrote to shareholders:

         "As the NASDAQ technology index began to fall, the valuation of many private companies in which the Fund was considering investing began to decline accordingly. We are pleased to report that these reduced valuations, combined with the fact that many pre-IPO companies returned to the venture capital community for funding in this volatile market, enable us to make what we believe are lower-priced, long term investments with exciting growth prospects."

DURING THAT PERIOD MR. GRILLOS INVESTED A TOTAL OF $112.85 MILLION IN 16 COMPANIES. TWO YEARS LATER, INVESTMENTS IN 7 OF THESE COMPANIES HAD BEEN WRITTEN TO $0 AND THE 16 COMPANIES IN TOTAL HAVE PRODUCED A RETURN OF -78.4%.

It is true that 2000 was a difficult year for venture capital investors. Many investors suffered significant losses. It is reasonable to ask, how did MVC's later investments perform? To answer this question, you should consider DataPlay, a company MVC invested in during 2001 and 2002. DataPlay is an optical disc and storage company. The details of MVC's investment in DataPlay are provided in the table below.

                  June 2001:        $7,500,000       Equity
                  May 2002:         $2,000,000       Convertible Note
                  June 2002:        $  500,000       Convertible Note
                  June 2002:        $1,000,000       Convertible Note
                  August 2002:      $  200,000       Convertible Note
                  August 2002       $  400,000       Convertible Note
                  August 2002       $  200,000       Convertible Note
                  Sept  2002        $  200,000       Convertible Note
                                   -----------
                  TOTAL            $12,000,000

CEO John Grillos wrote to MVC shareholders on August 26, 2002, "this month I would like to talk about DataPlay, a Boulder, Colorado-based portfolio company that I am particularly excited about". What Mr. Grillos did not disclose is that on July 31, 2002 the valuation committee of MVC had written the value of the Equity investment down by 66% to $2.5 million. And despite the fact that Mr. Grillos was "excited" about DataPlay, the value of the equity was written to $0 on October 10, 2002 and the Convertible Note investment was written down by 50% on October 30, 2002. ON NOVEMBER 20, 2002


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DATAPLAY FILED FOR BANKRUPTCY PROTECTION UNDER CHAPTER 11 OF THE US CODE WITH
$35 MILLION IN DEBT. In December, Boulder newspapers reported that the bankruptcy court had received a bid for DataPlay's assets in the amount of $1.3 million. Ask yourself, how could CEO John Grillos have written to shareholders in August expressing "excitement" about the "growth prospects" of a company so obviously in trouble? Is this the kind of investment record that shareholders should continue to support?

                      MVC'S DEPLORABLE CORPORATE GOVERNANCE

The Delaware Chancery Court overturned MVC's 2001 and 2002 proxy votes and ordered new elections, finding that "the election of directors...was procured by the use of materially false and misleading proxy materials..." MVC claimed that the omitted disclosures were not material. We believe you should know the facts underlying the Court's decision.

     o Mr. Grillos, as Chairman and CEO of MVC, was also the chairman of another private company called eVineyard.
     o Two of eVineyard's other directors and officers were supposedly "independent" directors of MVC.
     o Mr. Grillos never disclosed, neither in the IPO documents of MVC nor in any subsequent proxy materials, that he was chairman of eVineyard.
     o Mr. Grillos also never disclosed that he invested over $1.75 million personally and indirectly in eVineyard.

In November of 2001, as eVineyard neared the brink of insolvency, CEO Grillos attempted to transfer money from MVC to eVineyard! The Fund's CFO objected, describing the transaction as one in which:

         "[T]HE FUND WOULD WIND UP OWNING EVINEYARD STOCK IN A DEAL THAT ESSENTIALLY BOILS DOWN TO A STRAIGHT PURCHASE OF EVINEYARD STOCK [FOR $1 MILLION] DESPITE THE MACHINATIONS CREATED TO MAKE IT LOOK OTHERWISE...EVEN IF THIS TRANSACTION PROVES TECHNICALLY LEGAL (WHICH IS QUESTIONABLE AT THIS JUNCTURE), THE APPEARANCE OF CONFLICT IS SO GREAT THAT WE AT MEVC ADVISORS DO NOT WISH FOR THIS DEAL TO GO FORWARD."

Two months later, eVineyard was recapitalized and its equity investors suffered a virtually complete loss of their capital. Ask yourself, should you continue to entrust your investment to a management team led by a CEO who has sought to use MVC's shareholders' funds to support his own failing private investments?

                 MILLENCO: A SUPERIOR PLAN FOR LONG TERM SUCCESS

Millenco believes that MVC's prospects are bright if we change management. By our estimate MVC has tax losses of approximately $115 million. If a high quality management team could assume leadership at MVC, this could shelter future capital gains and represent a valuable hidden asset. MILLENCO DOES NOT ADVOCATE LIQUIDATION, BECAUSE LIQUIDATION WOULD ELIMINATE THIS POTENTIAL. However, we are convinced that Mr. Grillos, the current CEO, does not have the skills nor the strategy necessary to succeed. MVC needs to diversify its portfolio outside of Internet and information technology companies. MVC needs to invest in mezzanine and other-income producing securities of more mature, cash-flow positive companies.

In short, MVC must be run as a more traditional investment company. Today there are companies trading on the NYSE and Nasdaq that have the same corporate structure as MVC and offer venture capital to the private investor. These companies offer dividend yields in excess of 10% and trade at a PREMIUM to their net asset value. MVC, in contrast, has a dividend yield of less than 1% and trades at an average 35% discount to net asset value. Once elected, the new directors will hire a proven investment advisor with the goal of turning MVC into a premier, dividend paying, premium-rated investment company. It will continue to offer individual investors the opportunity to invest in private companies and venture capital. It will continue to have technology investments in its portfolio. But it will be run based on the best principles of corporate governance and investment analysis.

With sound new management, we are confident that MVC can deliver healthy returns like other successful business development companies. If on the other hand, Millenco's nominees are not elected, shareholders will be unable to gain control of the Board until at least 2005, because Mr. Grillos has made clear his intention to hide behind the staggered board structure.

                             PROTECT YOUR INVESTMENT

The future of our mutual investment in MVC is at stake. I urge you to act today to protect your investment by signing, dating, and returning the enclosed GREEN proxy card today.

Thank you for your support.


Sincerely,



Robert Knapp